Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

License Agreement

between

Mallinckrodt Inc.

and

BioSynthema Inc.

TABLE OF CONTENTS

Article 1

Definitions	4

Article 2

License	11

Article 3

Development and Commercialization	11

Article 4

Manufacture	12

Article 5

Consideration	12

Article 6

Commercialization Option	14

Article 7

Intellectual Property	14

Article 8

Representations and Warranties	17

Article 9

Confidentiality	19

Article 10

Announcement and Publicity	20

Article 11

Term and Termination	20

Article 12

Indemnification and Insurance	23

Article 13

Information on Clinical Safety and Epidemiology	25

Article 14

Governing Law and Jurisdiction	25

Article 15

Miscellaneous Provisions	25

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License Agreement

BioSynthema Inc. / Mallinckrodt Inc.

This License Agreement dated the 10th day of October, 2007 (the “Effective Date”), is entered into by and between Mallinckrodt Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal offices at 675 McDonnell Blvd., Hazelwood, MO 63042 (referred to as “Mallinckrodt”), and BioSynthema Inc., a corporation organized and existing under the laws of Missouri, with an office at 4041 Forest Park Avenue, Saint Louis, MO 63108, and its Affiliates (BioSynthema Inc. and its Affiliates are hereafter referred to as “BI”).

INTRODUCTION

WHEREAS, BI has entered into an agreement with Dr. [*], referred to as the [*] License Agreement (as defined in Article 1) to obtain certain rights in and to inventions relating to radiolabeled somatostatin analogues covered in the Generic Patents (as defined in Article 1);

WHEREAS, BI has entered into an agreement with the Erasmus Hospital Medical Centre (hereinafter “Erasmus”) in Rotterdam, The Netherlands, referred to as the Erasmus License Agreement (as defined in Article 1) providing for the transfer of certain clinical data to BI;

WHEREAS, BI has accepted delivery of and has certain exclusive rights to the commercial use of clinical data relevant to the Product (as defined in Article 1) pursuant to the Erasmus License Agreement;

WHEREAS, Mallinckrodt owns certain rights to the Mallinckrodt Patents (as defined in Article 1);

WHEREAS, BI has, prior to the Effective Date, performed Development (as defined in Article 1) work on the Product in an effort toward ultimately obtaining Marketing Authorization (as defined in Article 1) for the Product; and

WHEREAS, BI wishes to obtain and Mallinckrodt agrees to convey certain licenses to the Mallinckrodt Patents, for the purpose of permitting BI to Develop, manufacture and Commercialize the Product.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the Parties to this Agreement mutually agree as follows:

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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ARTICLE 1

DEFINITIONS

For purposes of this Agreement the terms defined in this Article shall have the meanings specified below:

1.1	“Accounting Standards” shall mean GAAP (Generally Accepted Accounting Principles), consistently applied by the respective Party so utilizing such Accounting Standards.

1.2	“Affiliate” shall mean any entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control” or “controlled” means ownership directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.3	“Agreement” shall mean this License Agreement together with all exhibits, schedules, and appendices attached to this Agreement, all as respectively amended, modified or supplemented by the Parties in accordance with the terms of this Agreement.

1.4	“Applicable Laws” shall mean all laws, regulations, ordinances, rules or standards applicable to the conduct, performance or obligations of either Party hereunder and imposed by a governmental, quasi-governmental authority or Regulatory Authority having jurisdiction in the respective portion of the Territory, including by way of illustration and not limitation, the U.S. Food, Drug and Cosmetic Act and the Good Manufacturing Practices promulgated by FDA or other Regulatory Authorities.

1.5	“BI Early Termination License” shall have the meaning as set forth in Section 11.4(c).

1.6	“BI Intellectual Property” shall mean BI’s rights (only to the extent they relate to the Product, the Product Components and the Compound) in and to: (1) the Generic Patents; (2) any patents licensed or otherwise acquired from a Third Party (including those listed on Exhibit 2) necessary or useful in the Development, manufacture or Commercialization of the Product; (3) the Erasmus clinical patient data as granted under the Erasmus License Agreement as of the Effective Date; (4) other clinical patient data from medical facilities and other non-clinical data under any Other Data Agreements; (5) any BI New Intellectual Property; (6) any BI Know-How; and (7) any intellectual property rights licensed or otherwise acquired from any Third Party which include the right to sublicense to Mallinckrodt or its Affiliates as set out in Exhibit 2.

1.7	“BI Know-How” shall mean any proprietary or non-proprietary information only to the

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extent related to the Product, the Product Components and the Compound including, but not limited to research, development, manufacture and production methods and processes, use, inventions, discoveries, formulation, specifications (including raw material, component and product specifications), processes, trade secrets, expertise, developments and regulatory information Controlled by BI, whether or not protected under patent, trademark, copyright or other legal principles, to which BI has rights.

1.8	“BioSynthema License Rights” shall have the meaning as set forth in Section 2.1 below.

1.9	“BI New Intellectual Property” shall mean: (1) any BI Intellectual Property, (2) any BI Know-How, (3) any improvements, enhancements, new discoveries, inventions, applications and further know-how conceived, made or acquired by BI and related to the Product, the Product Components and Compound, its formulation or the manufacture thereof, (4) any BI rights in the clinical patient data under the Erasmus License Agreement, (5) any BI rights to any data arising under the Other Data Agreements and (6) any BI interests in any co-owned intellectual property right pertaining to the Product only to the extent that any of the foregoing arises from the Development and/or the manufacture of the Product, the Product Components and the Compound from and after the Effective Date hereof. BI New Intellectual Property shall include any and all intellectual property rights in the foregoing, including all patents and trademarks, including domain names that BI uses in relation to the Compound, the Product Components and/or Product.

1.10	“Calendar Quarter” shall mean any period of three consecutive calendar months during a Calendar Year commencing with the first day of any January, April, July or October.

1.11	“Calendar Year” shall mean the calendar year, starting on January 1 and ending on December 31, in which the first First Commercial Sale of the Product occurs and each successive calendar year.

1.12	“Combination Product” shall mean the Product when sold in a finished dosage form containing the Product in combination with one or more other active ingredients.

1.13	“Commercialization” or “Commercialize” shall mean all activities conducted by a Party either directly, by its Affiliates or through a Third Party and directed to marketing, promoting, distributing, importing, exporting, offering for sale or selling a Product in the Field, which may include pre-launch market preparation, whether undertaken by a Party alone or with a partner or a Sublicensee. When used as a verb, “Commercialize” means to engage in Commercialization.

1.14	“Commercialization Agreement” shall have the meaning as set forth in Section 6.2(c).

1.15	“Commercialization Exercise” shall have the meaning as set forth in Section 6.2.

1.16	“Commercialization Option ” shall have the meaning as set forth in Section 6.1.

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1.17	“Commercially Reasonable Effort” shall mean reasonable efforts and resources customarily used in the nuclear medicine pharmaceutical industry in the United States for radiopharmaceutical oncology products with equivalent sales potential to the Product.

1.18	“Compound” shall mean the somatostatin peptide analogue, DOTAº-Tyr³-octreotate, as shown in Exhibit 3.

1.19	“Confidential Information” shall mean and include any and all know-how, data and information, not in the public domain, including without limitation information relating to the Compound, the Product Component and/or the Product, or the business, marketing, research and development activities, results of clinical trials, regulatory proceedings, finances, contractual relationships and operations of the Parties or their Affiliates.

1.20	“Controlled” or “Controls”, when used in reference to intellectual property, shall mean the legal authority or right of a Party hereto (or any of its Affiliates) to make, have made, use, sell, or offer for sale Compound, the Product Components and/or the Product, or to grant a license or sub-license of intellectual property rights to another party or to otherwise disclose proprietary or trade secret information to such other Party, without: (i) breaching the terms of any agreement with a Third Party; (ii) infringing upon the intellectual property rights of a Third Party; or (iii) misappropriating the proprietary or trade secret information of a Third Party.

1.21	“Damages” shall mean any and all losses, costs, claims, liabilities, fines, penalties, damages, expenses, court costs, interest, and reasonable fees of counsel, consultants, and expert witnesses, but shall not include consequential damages or lost profits of a Party, its Affiliates or its Sublicensees or subcontractors.

1.22	“Develop” or “Development” shall mean all activities conducted by BI, either directly or through a Sublicensee, as are necessary or useful toward successful application for Marketing Authorization.

1.23	“Development Costs” shall mean all costs and expenses as solely determined by BI and incurred by BI in connection with the Development of the Product.

1.24	“Dollars” or “USD” shall mean the lawful currency of the United States of America.

1.25	“Effective Date” shall mean the date provided in the Preamble to this Agreement.

1.26	“EMEA” shall mean the European Medicines Evaluation Agency or any successor agency responsible for review and approval of marketing applications for human drugs or diagnostics in the EU.

1.27	“Erasmus License Agreement” means the agreement between Erasmus Hospital and BI which grants to BI rights in clinical data on approximately five hundred (500) patients treated with the Product, including data on safety, efficacy and outcome, for inclusion in

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a New Drug Application for submission to Regulatory Authorities to obtain Marketing Authorization for the Commercialization of the Product.

1.28	“EU” shall mean the European Union, as it may be constituted from time to time.

1.29	“FDA” shall mean the U.S. Food and Drug Administration or its successor agency responsible for review and approval of marketing applications for human drugs or diagnostics in the US.

1.30	“Field” shall mean human oncology.

1.31	“First Commercial Sale” shall mean the first arms’ length sale of a Product to a Third Party in a country in the Territory following applicable Marketing Authorization for one or more indication(s) of such Product in such country, excluding for use in a clinical trial.

1.32	“Force Majeure” shall mean failure or delay by any Party in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts, Third Party supplier failures, including unscheduled shut down of a reactor which is integral for the performance of BI’s obligations hereunder, or any other cause beyond the reasonable control of the affected Party.

1.33	“Generic Patents” shall mean Patent Case 100-7382 and Patent Case 118-7595 (additional use patent), and any corresponding patent applications or patents including any and all substitutions, extensions, re-examination, or supplementary protection certificates, reissues, renewals, divisions, continuations or continuations-in-part thereof, provisional patents, patents of addition, or registrations of any kind, including but not limited to those set out in Exhibit 1a. For reference purposes, and not by way of limitation, the foregoing Generic Patents relate to labeled somatostatin analogues.

1.34	“Good Clinical Practice” or “GCP” shall mean the internationally recognized ethical and scientific standard for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate and that the rights, integrity and confidentiality of the trial subjects are protected.

1.35	“Good Manufacturing Practices” or “GMP” shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant Regulatory Authority having jurisdiction over the development, manufacture or sale of the Product in the Territory pursuant to its regulations, guidelines or otherwise.

1.36	“Interest” shall mean a rate per annum equal to LIBOR (London Interbank Offered Rate) plus one percent (1%) at the time such payment is due, and for the time period until payment is received by the Party entitled to receive such Interest

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1.37	“[*]” shall mean Dr. [*] of Rotterdam, The Netherlands.

1.38	“[*] License Agreement” shall mean the sublicense agreement entered into by and between [*] and BI, dated June 12, 2007 granting BI rights to the Generic Patents.

1.39	“MAA” shall mean a Marketing Authorization Application filed with the EMEA or any regulatory authority in any other country other than the US that is responsible for review and approval of marketing applications for human drugs or diagnostics.

1.40	“Mallinckrodt Early Termination License” shall have the meaning as set forth in Section 11.4(a).

1.41	“Mallinckrodt Milestone Payments” shall mean the milestone payments due from BI as set forth under Sections 5.2 and 5.3.

1.42	“Mallinckrodt Patents” shall mean any issued patent and any pending patent application owned or Controlled by Mallinckrodt during the Term of this Agreement with a claim encompassing the Compound, the Product, or any claims or formulations related to the Product and Compound, processes, uses and intermediates for the foregoing and shall include any continuations, continuations-in-part, divisions, provisionals, substitutions, patents of addition, reissues, re-examinations, renewals or extensions thereof (including any supplemental patent certificates) and any confirmation patent or registration patent and all foreign counterparts of any of the foregoing, including but not limited to those set out in Exhibit 1b.

1.43	“Mallinckrodt Royalties” shall mean the royalty payments due from BI as set forth under Section 5.4.

1.44	“Marketing Authorization” shall mean, with respect to a country in the Territory, the approval by the appropriate Regulatory Authority necessary for the Commercialization of the Product in that country. For the sake of clarity, Marketing Authorization shall not include the reimbursement approval.

1.45	“NDA” or “New Drug Application” shall mean a new drug application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent Regulatory Authority outside the US (including any supra-national agency such as EMEA) requiring such filing, including all documents, data and other information concerning the Product which are necessary for gaining Marketing Authorization.

1.46	“NDA Acceptance” shall mean the date upon which the Product NDA submitted by BI is accepted for filing by FDA or the equivalent dossier is accepted for review by any

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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other country’s respective Regulatory Authority, such as, for example, a Common Technical Document (“CTD”) submitted to the EMEA.

1.47	“Net Sales” shall mean, with respect to the Product, the gross amount invoiced by or on behalf of the relevant Party or its Affiliates or Sublicensees for sales of the Product, during the Term hereof as set forth in Article 11, to Third Parties in bona fide, arms’-length transactions, less the following customary deductions, each determined in accordance with the Accounting Standards:

(i)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;

(ii)	amounts actually repaid or credited by reason of defects, rejection, recalls, returns, rebates and allowances of goods;

(iii)	chargebacks and other amounts paid on sale or dispensing of Product;

(iv)	amounts payable resulting from governmental mandated rebate programs;

(v)	tariffs, duties, excise, sales, value- added and other taxes (other than taxes based on income);

(vi)	retroactive price reductions specifically identifiable to the Product that are actually allowed or granted;

(vii)	customary cash discounts for timely payment;

(viii)	delayed ship order credits; all freight, postage and insurance included in the invoice price;

(ix)	pharmacy service fees for services such as compounding fees for the preparation of radiopharmaceuticals and fees for the preparation of unit doses; and

(x)	discounts pursuant to indigent patient programs and patient discount programs.

In the event the Product is sold as a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be negotiated in good faith and agreed upon by the Parties based on the relative value contributed by each component.

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1.48	“Other Data Agreements” shall mean any agreement(s) between a Third Party and BI, other than the Erasmus License Agreement, which grant to BI rights in data relating to the Compound, the Product Components or the Product, including without limitation clinical data on patients treated with the Product, data on safety, efficacy and outcome, stability or manufacturing data of the Compound, the Product Components or the Product for inclusion in a New Drug Application for submission to Regulatory Authorities to obtain Marketing Authorization.

1.49	“Party” or “Parties” shall mean BI or Mallinckrodt, or BI and Mallinckrodt, whichever the context admits.

1.50	“Person” shall mean any individual or legal entity, including a corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.51	“Product” shall mean the lutetium-177 radiolabeled Compound for radio-therapeutic and dosimetric use in final therapy dosage form and ready for infusion into the patient by the customer.

1.52	“Product Components” shall mean the lutetium Lu 177 chloride sterile solution, the Product Reaction Vial and such other elements comprising the Product as defined in the NDA which are combined to form the lutetium-177 labeled Compound. As used in the preceding sentence, “lutetium Lu 177 chloride sterile solution” shall mean the sterile radiochemical solution of the lutetium-177 radioisotope in a hydrochloric acid solution.

1.53	“Product Reaction Vial” shall mean the vial containing frozen or lyophilized material comprised of the Compound plus other additives necessary for a commercially stable formulation to which a lutetium-177 solution is added to make the Product.

1.54	“Regulatory Authority” shall mean the FDA or any foreign counterpart or additional governmental or regulatory agency in the Territory responsible for applicable Marketing Authorization pharmacovigilance, reimbursement or other subject matters contemplated in this Agreement.

1.55	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1].

1.56	“Specifications” shall mean the written standards for the Product and the Product Components as set forth in the NDA approved by a Regulatory Authority in connection with the Marketing Authorization of the Product or as set forth in a separate DMF.

1.57	“Sublicensee” shall mean a Third Party to which either Party may grant a right or license to the Product or the Compound under all or part of the BI Intellectual Property or the Mallinckrodt Patents in the Territory, or delegate an obligation hereunder.

1.58	“Term” shall have the meaning as set forth in Section 11.1.

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1.59	“Territory” shall mean all the countries and territories of the world.

1.60	“Third Party” shall mean any Person other than BI, Mallinckrodt, their respective Affiliates or permitted Sublicensees hereunder.

1.61	“US” shall mean the United States of America, including the District of Columbia, the Commonwealth of Puerto Rico and all other places under the jurisdiction thereof.

ARTICLE 2

LICENSE

2.1	Grant to BI. In consideration of the payments provided for in this Agreement, and subject to the provisions of this Agreement, Mallinckrodt hereby grants to BI an exclusive, worldwide, royalty-bearing license in the Field under the Mallinckrodt Patents, with the right to grant sublicenses as provided below to Develop and Commercialize the Product and exercise its rights under this Agreement (“BioSynthema License Rights”).

2.2	Sublicense. Under the BioSynthema License Rights, BI shall have the right to grant sublicenses to Third Parties including but not limited to sublicenses for the manufacturing of the Product, provided that the terms and conditions of a sublicense agreement shall be consistent with the terms of this Agreement. BI shall remain directly liable to Mallinckrodt for its obligations hereunder and shall be deemed a guarantor of each Sublicensee’s performance of BI’s obligations under this Agreement. BI shall strictly enforce each Sublicensee’s performance of BI’s obligations under this Agreement. Any sublicense by BI shall not waive any of BI’s obligations to Mallinckrodt, nor waive any of Mallinckrodt’s rights under this Agreement. Any reference to the obligations, performance, requirements or duties of BI hereunder shall be deemed applicable to and enforceable by either Party against any BI Sublicensee. In the event that BI assigns any of BI’s rights or obligations under this Agreement to a Sublicensee, then BI shall promptly notify Mallinckrodt of that fact and of the extent of the involvement of the Sublicensee with regard to this Agreement. BI shall provide Mallinckrodt with such additional information regarding any such Sublicensee as may be reasonably requested by Mallinckrodt.

2.3	Limitations of Rights. No license is granted by Mallinckrodt to BI other than the license expressly granted by the provisions of Section 2.1. Mallinckrodt retains all other rights under the Mallinckrodt Patents.

ARTICLE 3

BioSynthema shall utilize Commercially Reasonable Efforts to Develop and Commercialize the Product.

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ARTICLE 4

MANUFACTURE

4.1	Manufacturing Responsibility. BI shall be responsible, at its expense, for: (i) procuring all necessary materials required to manufacture the Compound, the Product Components and the Product; (ii) obtaining all licenses, permits or approvals required to manufacture the Compound, the Product Components and the Product; and (iii) manufacturing the Product in accordance with GMP to meet the requirements of the Development work hereunder, the requirements for patient use from and after the First Commercial Sale and in accordance with the Product Specifications as approved in each country in which the Product has Marketing Authorization.

ARTICLE 5

CONSIDERATION

5.1	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

5.2	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

5.3	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

5.4	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

(a)	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

(b)	Royalty Term. Royalties shall be payable within sixty (60) days of the end of each Calendar Quarter from the First Commercial Sale of the Product until 2020. Notwithstanding the foregoing, the royalties hereunder shall cease to be payable in a country to the extent that the Mallinckrodt Patents are held to be invalid by a court of competent jurisdiction in that country.

(c)	[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

5.5	Sales Reports. After the first First Commercial Sale of Product, BI shall have the following sales report obligations:

(a)	Substance of Reports. Within sixty (60) days following the close of each Calendar Quarter, BI shall furnish to Mallinckrodt a written report showing the Net Sales in each country in the Territory.

(b)	Records. BI shall keep accurate records in sufficient detail to enable the amounts

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due hereunder to be determined and to be verified by an independent certified public accountant mutually agreed upon by the Parties pursuant to Section 5.5(d).

(c)	Currency Exchange. All payments shall be made in U.S. Dollars. The U.S. Dollar equivalent of Net Sales invoiced in a currency other than U.S. Dollars shall be calculated in the same manner and using the same exchange rate as Mallinckrodt’s ultimate parent company (Covidien) uses to translate its consolidated income statements into U.S. Dollars. The methodology employed by Covidien to translate its consolidated income statements into U.S. Dollars shall be in accordance with Accounting Standards.

(d)	Record Retention and Inspection. Royalty payments shall be made to the address and to the Affiliate as Mallinckrodt may designate from time to time.

(i)	BI shall keep for two (2) years from the date of each payment of royalties complete and accurate records of sales by BI of Product in sufficient detail to allow the accruing royalties to be determined accurately.

(ii)	Mallinckrodt shall have the right for a period of one (1) year after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to BI to inspect the relevant records of BI and/or its Sublicensees (directly) to verify such report or statement. Mallinckrodt may exercise this right once with respect to the prior year’s Net Sales. If the right is not exercised during the one (1) year period described, the report shall be deemed accepted. Mallinckrodt may exercise this right only once in any Calendar Year.

(iii)	BI shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Mallinckrodt, solely to verify the accuracy of the reports and payments. The results of each inspection, if any, shall be binding on both Parties.

(iv)	Mallinckrodt agrees to hold in strict confidence and use only for the purpose described in this Article 5 all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for Mallinckrodt to reveal such information in order to enforce its rights under this Agreement in a court of competent jurisdiction or if disclosure is required by law, regulation or judicial order or to Novartis Pharma AG (“Novartis”) as may be necessary for Mallinckrodt to comply with any contractual obligations to Novartis.

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(v)	Mallinckrodt shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than [*] percent ([*]%) of the amount paid, BI shall pay for such inspection. BI shall immediately pay Mallinckrodt the amount of any underpayment revealed by the inspection; any overpayments shall be fully creditable against amounts payable in subsequent payment periods, or fully refunded by Mallinckrodt to BI in the event there are no further sales of Product.

(vi)	BI shall include in each Sublicense entered into by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain adequate records of sales made pursuant to such sublicense and to grant BI access to such records for the purpose of BI inspecting such records for verification of Net Sales.

5.6	Withholding Taxes. In the event BI is required by law to make any deduction or withholding of taxes from any payment due to Mallinckrodt or its Affiliate under this Agreement, BI is authorized to withhold such taxes from the payments made under this Agreement at the applicable rate, taking into account any reduced rate of tax that Mallinckrodt or its Affiliate may be eligible for under applicable treaty or other applicable tax law; provided, however, Mallinckrodt shall provide to BI all necessary documentation establishing its eligibility for either (i) treaty benefits under an applicable treaty, or (ii) a reduction in or exemption from taxes under other applicable tax law.

5.7	Interest Due. All payments due by BI to Mallinckrodt, if not paid as specified in this Agreement shall accrue Interest until all such payments and Interest are paid.

ARTICLE 6

[Deleted pursuant to terms of Termination and Amendment attached hereto as Annex A.1]

ARTICLE 7

INTELLECTUAL PROPERTY

7.1	Mallinckrodt Patents During the Term of this Agreement, Mallinckrodt shall be responsible for the prosecution and maintenance of Mallinckrodt Patents.

7.2	Infringement Claims by Third Parties.

(a)	Notice. If the manufacture, use, marketing, promotion, importation, offer for sale, distribution or sale of Compound or Product results in a claim or a threatened claim by a Third Party against a Party hereto for patent infringement or for inducing or contributing to patent infringement (“Infringement Claim”), the Party first having notice of an Infringement Claim shall promptly notify the other

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail. Failure to give notice shall not constitute a defense, in whole or in part, to any claim by any indemnified person hereunder except to the extent the rights of the indemnifier are materially prejudiced by such failure to give notice.

(b)	Litigation. The Parties will promptly meet to discuss the lawsuit. BI shall defend any such infringement suit and will pay all losses, damages, costs, and expenses, including attorney's fees, that may be incurred by BI in the defense or settlement of the litigation. Mallinckrodt will cooperate fully, at BI’s expense, with BI in defending any such litigation for patent infringement. If BI should decide to settle any such litigation, it will notify Mallinckrodt of the proposed terms of any such proposed settlement and Mallinckrodt may agree to such proposed settlement or Mallinckrodt will assume the prosecution of the litigation and assume complete responsibility for all subsequent expenses, damages and judgments. If any settlement of the litigation results in an obligation on the part of BI to pay license fees or royalties to a Third Party, BI shall not reduce the royalty rate otherwise owed to Mallinckrodt. In addition, the Party not controlling such defense will have the right to be represented in any such action by counsel of its choosing at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action and shall consider recommendations made by the other Party in respect thereto.

7.3	Infringement Claims Against Third Parties

(a)	Notice. If either Party becomes aware that any Third Party is (or is reasonably likely to be) infringing any Mallinckrodt Patents, or BI Intellectual Property, the Party to this Agreement first having knowledge of such infringement, or knowledge of a reasonable probability of such infringement, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

(b)	Institution of Proceedings. Mallinckrodt shall have the right, but not the obligation, to institute, prosecute, and control with its own counsel at its own expense any action or proceeding with respect to infringement of the claims of the Mallinckrodt Patents. BI shall have the right, but not the obligation, to institute, prosecute, and control with its own counsel at its own expense any action or proceeding with respect to infringement of the claims of the BI Intellectual Property. In the event the respective Party does not take any action with respect to any such infringement within 120 days after receiving notice of such infringement thereof, the other Party may at its own discretion and at its own expense undertake such prosecution thereof. The Party undertaking the prosecution shall have the sole charge and direction of the prosecution of any such suit or action and the other Party shall, at its own expense, have the right, but not the obligation, to be represented in such action by its own counsel acting in an advisory but not controlling capacity. Each Party agrees to cooperate fully in the prosecution of any such suit or action undertaken hereunder by the other Party and to provide all evidence in its reasonable control. The Party controlling any

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such legal proceedings shall, at the request of the other Party and to the extent permitted by law, direct its counsel to provide the other Party copies of all pleadings, discovery, and any other filings made or received in such legal proceedings. In addition, the Party controlling such legal proceedings may name the other Party as a party plaintiff as required by law and, if so required, shall pay the reasonable costs of representation solely for the purposes of prosecuting the lawsuit.

(c)	Division of Settlement / Damages Award. Each Party shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount allocated as a damage award or settlement recovery shall be shared equally between the Parties.

(d)	Settlement Status. The Parties shall keep each other informed of the status of, and of their respective activities regarding, any litigation or settlement thereof concerning the Compound and/or Product; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Article 7 may be undertaken without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other Party’s rights under this Agreement.

7.4	Patent Term Extensions. The Parties shall cooperate in good faith with each other in procuring a patent term extension, wherever applicable, to the Mallinckrodt Patents. In the event that Mallinckrodt, which is responsible for prosecution and maintenance of the Mallinckrodt Patents, elects not to file for an extension, Mallinckrodt shall (i) inform BI of its intention not to file and (ii) cooperate with BI to file for such extension if the law requires such filing be made by Mallinckrodt or grant BI the right to file for such extension.

7.5	BI Intellectual Property. During the Term of this Agreement, BI New Intellectual Property shall be owned by BI and BI shall at its discretion be responsible for the filing, prosecution and maintenance of any patents or patent applications granted/filed on inventions or discoveries made by BI during the Development of the Compound and the Product. BI will disclose promptly to Mallinckrodt, in writing, all such inventions and discoveries made or conceived by BI personnel/representatives, and any such new patent applications filed. Such written disclosures shall include the names of all inventor(s) and/or developer(s). Such written disclosures shall be held in confidence by Mallinckrodt and BI. BI shall provide Mallinckrodt copies of drafts of such patent applications and copies of all prosecution documents in a timely manner prior to its filing in order to permit Mallinckrodt a reasonable time period to review such patent applications or prosecution documents and, at Mallinckrodt’s discretion, provide BI reasonable technical assistance in the preparation and prosecution of such patent applications.

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ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Mallinckrodt Representations and Warranties. Mallinckrodt represents and warrants to BI as follows with respect to Mallinckrodt’s performance of its obligations under this Agreement:

(a)	This Agreement has been duly executed and delivered by Mallinckrodt and constitutes the valid and binding obligation of Mallinckrodt, enforceable against Mallinckrodt in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Mallinckrodt, its officers and directors.

(b)	Mallinckrodt is the owner of, or Controls, and it will maintain during the Term, the entire right, title and interest in and to the Mallinckrodt Patents and it has the right to grant the licenses described in the License Agreement and as described herein and the grant of such licenses will not result in a breach of any agreement, contract or other understanding of any nature whatsoever to which Mallinckrodt is a party.

(c)	Having no duty to conduct due diligence, Mallinckrodt has no knowledge as of the date of this Agreement of any patent applications, valid issued patents or other intellectual property rights owned by any Third Party which adversely affects Mallinckrodt’s obligations under this Agreement, the licenses granted hereunder, the Mallinckrodt Patents, and specifically, Mallinckrodt does not have any knowledge that practicing the Mallinckrodt Patents will constitute an infringement of any Third Party’s valid and enforceable rights.

(d)	Having no duty to conduct due diligence, Mallinckrodt does not have any knowledge of any prior art, public use, prior offering for sale, presentation, publication or any other act that would adversely affect the validity of, or limit the scope of, any pending or issued claims of, the Mallinckrodt Patents.

(e)	Mallinckrodt is not currently a Party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

(f)	Mallinckrodt is duly organized and validly existing under the laws of the State of Delaware and has full legal power and authority to enter into this Agreement.

(g)	Mallinckrodt is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

8.2	BI Representations and Warranties. BI represents and warrants to Mallinckrodt as follows with respect to the performance of its obligations under this Agreement:

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(a)	This Agreement has been duly executed and delivered by BI and constitutes the valid and binding obligation of BI, enforceable against BI in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of BI, its officers and directors.

(b)	BI is not currently a Party to, and during the Term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

(c)	BI is duly organized and validly existing under the laws of the State of Missouri and has full legal power and authority to enter into this Agreement.

(d)	BI is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

(e)	BI has entered into the [*] License Agreement and has thereby acquired valid and enforceable rights to the Generic Patents (listed in Exhibit 1a). A true and correct copy of the [*] License Agreement has been delivered to Mallinckrodt prior to the Effective Date hereof, with financial information redacted. BI represents and warrants that it has the right to enforce, or the right to cause to be enforced, the Generic Patents and the patents licensed under any Third Party license agreements that are listed in Exhibit 2 against a Third Party infringer.

(f)	BI has entered the Erasmus License Agreement and the Other Data Agreements and has thereby acquired valid and enforceable right, title and interest in and to all of the clinical data described therein. A true and correct copy of the Erasmus License Agreement and the Other Data Agreements has been delivered to Mallinckrodt prior to the Effective Date hereof, with financial information redacted.

(g)	BI has the right, under the [*] License Agreement, the Erasmus License Agreement and any Other Data Agreements, to sublicense the BI Intellectual Property to Mallinckrodt during the Term hereof, and shall have the right to sublicense to Mallinckrodt under any BI New Intellectual Property during the Term.

8.3	THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE,

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES.

ARTICLE 9

CONFIDENTIALITY

9.1	Confidentiality. Subject to the exercise of the licenses granted in Article 2, during the Term of this Agreement, and for a period of five (5) years thereafter each Party hereto will maintain in confidence all Confidential Information generated under this Agreement as well as any Confidential Information disclosed by the other Party hereto. Neither Party shall use, disclose or grant use of such Confidential Information except as required under this Agreement. Each Party shall use the same standard of care as it uses to protect its own Confidential Information to ensure that its and its Affiliates’ employees, agents, consultants, Sublicensee(s) and clinical investigators only make use of Confidential Information for the purpose of this Agreement and do not disclose or make any unauthorized use of such Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which and to the extent:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other Party;

(c)	becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was disclosed to the receiving Party, by a Third Party who had no obligation to the other Party not to disclose such information; or

(e)	was independently developed by the receiving Party without reference to the disclosure by the other Party.

9.2	The Parties agree that the financial terms of the Agreement and the reports described in Section 3.1.2 shall be considered Confidential Information of both Parties.

9.3	Each Party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation provided such Party has given the disclosing Party prompt written notice allowing it to limit such disclosure. In addition, either Party may disclose Confidential Information to

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its Affiliates and to its Sublicensees; provided, however, in connection with any such disclosure the disclosing Party shall secure the same obligations of confidential treatment of such Confidential Information, as required in this Article 9. BI may disclose all the terms of this Agreement and the License Agreement to a Third Party for the purpose of seeking financial assistance and investment, and shall obligate such Third Parties to treat such information as Confidential in accordance with this Article 9.

9.4	The Parties shall undertake to ensure that all their employees who have access to Confidential Information of the other Party are under obligations of confidentiality fully consistent with those provided in this Article.

9.5	BI agrees that the terms, including but not limited to the financial terms, may be disclosed by Mallinckrodt to Novartis without further notice, provided Novartis shall be subject to the same confidentiality obligations as set forth herein.

ARTICLE 10

ANNOUNCEMENT AND PUBLICITY

10.1	Except upon agreement of both Parties, neither Party hereto shall make any disclosure to any Third Party, including press releases, concerning the terms of this Agreement. The restrictions on disclosure specified herein shall not apply to announcements required by law or regulations or stock exchange rules, including announcements required by law, regulations or stock exchange rules to be made by either Party to their respective shareholders. It is, however, the Parties’ intent that they will coordinate to such extent as may be reasonably possible with respect to the wording of any such announcements and that the financial terms of this Agreement shall not be made public.

10.2	Except with Mallinckrodt’s prior written permission, BI shall not use and shall prohibit its Sublicensees from using Mallinckrodt’s or its Affiliates’ name, symbols and any other marks in any form of publicity.

ARTICLE 11

TERM AND TERMINATION

11.1	Term. Unless otherwise terminated as provided under this Article 11 or under Section 15.2 (Force Majeure), the term of the Agreement shall commence as of the Effective Date and shall remain in full force and effect through January 1, 2020 (“Term”).

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11.2	Termination For Insolvency. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon a finding of insolvency, receivership or bankruptcy by a competent court, for the settlement of the other Party's debts, (b) upon the other Party's making an assignment for the benefit of creditors, or (c) upon the other Party's dissolution or ceasing to do business.

11.3	Material Breach. If either Party is in breach of any material obligation hereunder and, in the case of a breach capable of remedy, it shall not h ave been remedied by the defaulting Party within ninety (90) days of written notice specifying the breach and requiring its remedy, the Party not in breach of the material obligation may forthwith terminate this Agreement by notice without prejudice to the accrued rights of either Party, with rights to each Party as set forth in Section 11.4 below.

11.4	Effect Of Termination.
(a)	Termination by Mallinckrodt. Upon early termination pursuant to Section 11.2, 11.3 or 15.2, if Mallinckrodt is the terminating Party, all of Mallinckrodt’s rights in the Mallinckrodt Patents shall revert to Mallinckrodt and Mallinckrodt shall automatically be granted a perpetual, worldwide, royalty-bearing, exclusive license, with the right to sub-license, in and to the BI Intellectual Property, except expressly excluding the Generic Patents, to Develop, make, have made, use, offer to sell, import and sell the Compound, the Product Components and the Product in the Territory in the Field. BI shall assign to Mallinckrodt all of BI’s rights in and to any Third Party Sublicenses granted to BI in connection with its performance of the obligations hereunder. At Mallinckrodt’s election, BI shall transfer to Mallinckrodt upon Mallinckrodt’s request all its stock of Compound, Product Reaction Vials, Product labeling, package inserts and packaging at cost, and will immediately transfer ownership of all Marketing Authorizations to Mallinckrodt and to the extent possible, shall give Mallinckrodt and its Sublicensees an access right to all clinical development, regulatory and manufacturing data of the Product, as well as to all other relevant information Controlled by BI regarding the Compound, the Product Reaction Vials and the Product, as necessary to Develop, manufacture and Commercialize the Product (the foregoing rights and assets are collectively referred to herein as the “Mallinckrodt Early Termination License”). In addition, BI shall provide at Mallinckrodt’s request, the reasonable assistance of appropriate BI personnel in connection with the transfer therewith. The royalty rate payable by Mallinckrodt to BI for the Mallinckrodt Early Termination License shall be as follows:

(A)	[*] percent ([*]%) of the annual Net Sales of the Product for a period of time and upon terms as set forth in Section 5.4.

(b)	Mallinckrodt’s Right of First Offer on BI’s Product Manufacturing Assets.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(i)	If Mallinckrodt terminates this Agreement under Article 11 or under Section 15.2, then, in addition to the Mallinckrodt Early Termination License, Mallinckrodt shall have ninety (90) days after the date of such termination to provide a written offer to BI (the “Mallinckrodt Proposal”). The Mallinckrodt Proposal shall contain material terms for a transaction to acquire ownership of, or a license to, all of the assets of BI used in the manufacture of the Product, including the BI Intellectual Property related thereto, not otherwise acquired by or licensed to Mallinckrodt under the Mallinckrodt Early Termination License (the “Product Manufacture Assets”).

(ii)	If the Mallinckrodt Proposal is not received within the ninety (90) day response period or if Mallinckrodt notifies BI in writing that Mallinckrodt declines to extend such an offer, then BI shall have the unrestricted and irrevocable right thereafter to pursue an option to sell or license the Product Manufacture Assets to a Third Party.

(iii)	If Mallinckrodt does provide a Mallinckrodt Proposal within the ninety (90) day response period, then BI and Mallinckrodt shall have a further sixty (60) days to negotiate exclusively and in good faith the terms of a business arrangement with respect to the Product Manufacture Assets.

(iv)	If BI and Mallinckrodt are unable to reach an agreement within such sixty (60) day period, then BI shall so notify Mallinckrodt, and BI shall have the right thereafter to negotiate with (but not disclose the terms of the Mallinckrodt Proposal to) any Third Party and consider such proposal from a Third Party containing the material terms on which the Third Party proposes to enter into a business arrangement with respect to the Product Manufacture Assets. In the event of any such Third Party proposal which is acceptable to BI and which is received by BI within twelve (12) months of the date of termination as provided in subparagraph (i) above (the “Third Party Proposal”), BI shall give written notice thereof to Mallinckrodt and Mallinckrodt shall have thirty (30) days thereafter to offer to BI in writing terms that are in BI’s sole, good faith determination better terms than that offered in the Third Party Proposal.

(v)	If BI accepts Mallinckrodt’s offer for the Product Manufacture Assets, then BI and Mallinckrodt shall negotiate in good faith within thirty (30) days thereafter with the intent of entering into a binding agreement to execute such transaction and all necessary documents.

(vi)	If BI and Mallinckrodt do not enter into a binding agreement as provided in subparagraph (v) above, then BI shall have no further obligation to Mallinckrodt for the sale of the Product Manufacturing Assets under this Agreement

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(c)	Termination by BI. Upon early termination by BI pursuant to Section 11.2 or 11.3, BI shall be granted a perpetual, worldwide, royalty-bearing, exclusive license, with the right to sub-license in and to the Mallinckrodt Patents existing as of the date of such termination to make, have made, use, offer to sell, import and sell Product in the Territory in the Field (the “BI Early Termination License”). The royalty rate payable by BI for the BI Early Termination License shall be as follows:

(A)	The applicable percentage as set forth in Section 5.4, reduced by [*] percent ([*]%) and payable upon the same terms and conditions as set forth in Section 5.4.

ARTICLE 12

INDEMNIFICATION AND INSURANCE

12.1	BI will indemnify, defend and hold Mallinckrodt harmless from and against any and all Damages incurred or suffered by Mallinckrodt arising out of or resulting from: (i) BI’s breach of a material term of this Agreement; (ii) BI’s breach of any of its representations or warranties hereunder; (iii) BI’s performance of its obligations hereunder, including the Development, manufacture, handling, use, marketing, sale or other disposition, of Compound, Product Component and/or Product by any of BI, its Sublicensees, and their contractors; (iv) any actual or alleged bodily injury, illness or death sustained in connection with the use of the Product; or (v) BI’s breach of any of its obligations under the [*] License Agreement, the Erasmus License Agreement, any Third Party license agreement(s) or any Other Data Agreement(s), except to the extent that such Damages are due to Mallinckrodt’s or Mallinckrodt’s directors’, officers’, or employees’ negligence or willful misconduct.

12.2	Mallinckrodt will indemnify, defend and hold BI harmless from and against any and all Damages incurred or suffered by BI arising out of or resulting from: (i) Mallinckrodt’s breach of a material term of this Agreement; (ii) Mallinckrodt’s breach of any of its representations or warranties hereunder, or (iii) Mallinckrodt’s breach of any its obligations with Novartis; except to the extent that such Damages are due to BI’s or BI’s directors’, officers’, or employees’ negligence or willful misconduct.

12.3	The Parties agree as follows:

(a)	Each Party shall give the other Party prompt written notice of any claim or threat of claim it receives with respect to any matter for which it may be entitled to indemnification, and the indemnifier shall thereafter defend or settle (subject to the terms of this Section 12.3) any such claim at the indemnifier’s sole expense, with counsel selected by the indemnifier. In the defense or settlement of any such

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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claim, the indemnified Party shall cooperate with and assist the indemnifier to the extent reasonably possible, but the indemnifier shall bear and pay any and all expenses incurred by the indemnified Party in providing such cooperation and assistance, either directly or upon request of the indemnified Party who has incurred such expense. Failure to give notice shall not constitute a defense, in whole or in part, to any claim by any indemnified person hereunder except to the extent the rights of the indemnifier are materially prejudiced by such failure to give notice.

(b)	Notwithstanding the foregoing, upon any claim being made by a person not a Party to this Agreement (and not an Affiliate of a Party) with respect to any matter to which the foregoing indemnities relate, the indemnified Party may make settlement of such claim on not less than thirty (30) days prior written notice of the proposed terms thereof to the indemnifier; provided, however, that if within said thirty (30) day period the indemnifier shall have requested the indemnified Party not to settle such claim and to deny such claim, the indemnified Party will promptly comply and the indemnifier shall have the right to defend the claim at the indemnifier’s sole expense and with counsel reasonably acceptable to the indemnified Party. In the event that the indemnifier has not responded to such notice within such 30-day period, such absence of response shall be deemed a written consent to the proposed settlement.

(c)	Notwithstanding that the indemnifier has assumed the defense of any claim with counsel selected by the indemnifier, the indemnified Party shall have the right to employ its own counsel, at its sole expense. If, in good faith, an indemnified Party concludes that there are specific defenses available to the indemnified Party which are different from or in addition to those available to the indemnifier with respect to the scope of the foregoing indemnities, then such indemnified Party shall have the right to direct the defense of any such defense of any such claim and each Party shall pay all its Damages.

(d)	Neither Party will conduct itself in a way that could prejudice the defense of any such claims or threats.

12.4	References in this Article 12 to a Party that may be entitled to indemnification shall also include its Affiliates and its and their officers, directors, employees and agents.

12.5	The Parties agree to maintain insurance, including but not limited to product liability insurance and clinical trial insurance in the case of BI, with respect to their activities hereunder. Such insurance shall be in such amounts and subject to such deductibles based upon standards prevailing in the industry at the time. Mallinckrodt may satisfy its obligations under this Article through self-insurance to the same extent. BI shall, upon request by Mallinckrodt from time to time, produce a certificate of insurance evidencing such insurance coverage.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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12.6	Neither Party nor its Affiliates shall have any liability for any special, incidental, or consequential damages, including, but not limited to the loss of opportunity, revenue or profit, in connection with or arising out of this Agreement, even if it shall have been advised of the possibility of such damages.

ARTICLE 13

INFORMATION ON CLINICAL SAFETY AND EPIDEMIOLOGY

13.1	BI shall be fully responsible for ensuring compliance with all pharmacovigilance obligations, including the holding and maintaining of the global safety database for the Product.

ARTICLE 14

GOVERNING LAW AND JURISDICTION

14.1	The construction, validity and performance of this Agreement will be governed in all respects by Missouri Law. All disputes arising out of or affecting this Agreement which cannot be resolved amicably shall be submitted to the exclusive jurisdiction of the State courts of Missouri (County of St. Louis) or (at the option of either Party) Federal District Court for the Eastern District of Missouri.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1	Waiver. The failure on the part of BI or Mallinckrodt to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the waiving Party.

15.2	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by reason of Force Majeure. If a Force Majeure circumstance persists for more than six (6) consecutive months, the Party not claiming the delay shall be entitled to terminate this Agreement effective upon the

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expiration of such six (6) month period, provided that the terminating Party provide at least thirty (30) days prior written notice before the effective date of such termination.

15.3	Severability. The Parties shall comply with all Applicable Laws, domestic or foreign in connection with the performance of their respective obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

15.4	Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party, (i) to any of its Affiliates, if the assigning Party guarantees the full performance of its Affiliates’ obligations hereunder or (ii) in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement pertains or in the event of its merger or consolidation with another company. In all cases the assigning Party shall provide the other Party with prompt notice of any such assignment. Any purported assignment in contravention of this Article shall, at the option of the non assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.

15.5	Counterparts. This Agreement may be executed in two copies, both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

15.6	No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Mallinckrodt and BI. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the Development, manufacture or Commercialization of Compound or Product shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

15.7	Notice. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by internationally recognized courier or by prepaid certified, air mail (which shall be deemed received by the other Party on the seventh day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following day:

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If to Mallinckrodt, at:

Mallinckrodt Inc.

675 McDonnell Blvd

St. Louis, MO 63042

Attn: President, Imaging Solutions

With a copy to:

Mallinckrodt Inc.

675 McDonnell Blvd.

St. Louis, MO 63042

Attn: Vice President, Chief Corporate Counsel, Imaging Solutions

If to BI at:

Jack L. Erion

President & CEO

BioSynthema Inc.

4041 Forest Park Avenue

St. Louis, MO 63108

Attn: President, BioSynthema

With a copy to:

BioSynthema Inc.

Mary A. Palank, Esq.

Vice President & General Counsel

BioSynthema Inc.

Palank & Associates LLC

1034 S. Brentwood Blvd., Suite 1630

St. Louis, Missouri 63117

15.8	Survival. Except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any sums which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

15.9	Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

15.10	Entire Agreement. This Agreement together with its Exhibits shall supersede any prior agreement between the Parties and constitutes the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties. However the terms of this Agreement shall prevail over any conflicting terms contained in any of the Exhibits.

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15.11	Interpretation. In this Agreement unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	a reference to a document includes the document as modified from time to time and any document replacing it;

(d)	if something is to be done on a day which is not a Business Day then that thing must be done on the next or following Business Day;

(e)	"month" means calendar month and "year" means 12 months;

(f)	"in writing" includes any communication sent by letter, facsimile transmission or email;

(g)	a reference to any statute, proclamation, rule, regulation or ordinance includes any amendment, consolidation, modification, re-enactment or reprint of it or any statute, proclamation, rule, regulation or ordinance replacing it. A reference to a specified section, clause, paragraph, schedule or item of any statute, proclamation, rule, regulation or ordinance means a reference to the equivalent section of the statute, proclamation, rule, regulation or ordinance which is for the time being in force;

(h)	"including" and similar expressions are not words of limitation; and

(h)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

ARTICLE 16

PAYMENTS

All payments due to a Party hereunder shall be invoiced to the other Party within sixty (60) days following the Calendar Quarter that such payment is due and owing, and the invoiced Party shall pay all undisputed invoices within sixty (60) days of the date of invoice by wire transfer pursuant to the instructions on the invoicing Party’s invoice statement. All payments due by either Party under this Agreement, if not received as specified in this Agreement, shall accrue Interest until all such payments and Interest are paid.

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ARTICLE 17

SALES AND USE TAX

The payments hereunder exclude any sales and use or similar taxes imposed by any state or local government in the US which taxes, if any, Mallinckrodt will bear. BI agrees to collect and remit any such tax, if required to do so under the laws of any state or local jurisdictions. Each Party shall cooperate with the other Party and take any action reasonably requested (which does not cause such Party to incur any material cost or inconvenience) in order to minimize any taxes payable, including providing sales and use tax exemption certificates or other documentation necessary to support sales or use tax exemptions. Mallinckrodt and BI agree to provide each other information and data that they may from time to time reasonably request and otherwise fully cooperate with each other in connection with (i) the reporting of any sales or use taxes payable; (ii) any sales or use tax audit; and (iii) any assessment, refund claim or proceeding relating to taxes payable.

ARTICLE 18

DISPUTE RESOLUTION

If either Party disagrees with the other Party regarding the adequacy of performance of a Party’s obligations or any payments owing hereunder, then the Parties agree to meet and negotiate such matter(s) in good faith toward a mutually acceptable resolution.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Mallinckrodt Inc.

By:	/s/ Steven J. Hanley

Name:	Steven J. Hanley

Title:	President, Imaging Solutions

BioSynthema Inc.

By:	/s/ Jack L. Erion

Name:	Jack L. Erion

Title:	President and CEO

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Annex A.1

Amending Provisions from Termination of Commercialization Agreement and Amendment
to License Agreement, dated March 12, 2010, between BioSynthema Inc. (“BI”) and
Mallinckrodt Inc. (“Mallinckrodt”)

Section 1.2.

Except as expressly provided herein, the terms of the Commercialization Agreement governing the exercise and effect of early termination shall continue to apply in full force and effect. Without limiting the generality of the foregoing, the terms of Section 13.2(d) and 13.4(a) of the Commercialization Agreement shall apply and govern as written (including without limitation the grant of the BI Early Termination License and BI's corresponding [*] percent ([*]%) royalty obligation through January 1, 2020 as set forth therein). Further, the following terms of the Commercialization Agreement shall be incorporated in their entirety as additional terms of the License Agreement:

1.2.1   Section 14.1, (Payments), shall be the new Article 16 of the License Agreement, and

1.2.2   Section 14.14(a), (Sales and Use Tax), shall be the new Article 17 of the License Agreement, and

1.2.3   Section 14.18, (Dispute Resolution), shall be the new Article 18 of the License Agreement, and

1.2.4   Section 11.2, (Permitted Disclosures), shall replace Section 9.3 of the License Agreement in its entirety. For clarification, the Parties agree that BI may disclose all of the terms of the License Agreement to a Third Party for the purpose of seeking financial assistance and investment subject to and in accordance with the terms, conditions and stipulations of new Section 11.2, of the License Agreement. Except for disclosures expressly permitted under Article 9 of the License Agreement (e.g., disclosure for the purpose of seeking financial assistance and investment), the terms of Article 10 of the License Agreement require that both Parties must agree prior to any disclosure to any Third Party, including press releases, concerning the terms of this Agreement.

Section 2.2.

The following provisions of the License Agreement are hereby amended as follows:

2.2.1   Articles 1, 2 and 4 of the License Agreement shall remain in full force and effect.

2.2.2   Article 3 of the License Agreement is hereby deleted in its entirety and replaced with the following: "BioSynthema shall utilize Commercially Reasonable Efforts to Develop and Commercialize the Product."

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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2.2.3   Article 5, Sections 5.1 through 5.4 (a), (b) and (c) of the License Agreement are hereby deleted in their entirety. Sections 5.5 and 5.6 shall survive and govern as written.

2.2.4   New Section 5.4(b) of the License Agreement shall read in its entirety: “Royalties shall be payable within sixty (60) days of the end of each Calendar Quarter from the First Commercial Sale of the Product until 2020. Notwithstanding the foregoing, the royalties hereunder shall cease to be payable in a country to the extent that the Mallinckrodt Patents are held to be invalid by a court of competent jurisdiction in that country.”

2.2.5   Article 6 of the License Agreement is hereby deleted.

2.2.6   Articles 7 and 8 of the License Agreement shall survive and govern as written.

2.2.7   Articles 10 through 15 of the License Agreement along with all exhibits shall remain in full force and effect as written.

2.2.8   Section 1.55 of the License Agreement, (Royalty Term) shall be deleted in its entirety.

2.2.9   Section 11.1 of the License Agreement (Term) shall be deleted in its entirety and shall be replaced as follows: “11.1 Term. Unless otherwise terminated as provided under this Article 11 or under Section 15.2 (Force Majeure), the term of the Agreement shall commence as of the Effective Date and shall remain in full force and effect through January 1, 2020 (“Term”).”

Section 3.

Except as otherwise provided for in this Termination and Amendment, the terms and conditions of the License Agreement remains in full force and effect. To the extent that any of the terms of the License Agreement vary or conflict in any respect with the terms of this Termination and Amendment, then the terms of this Termination and Amendment shall control.

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Annex A.2

Relevant Provisions of Commercialization Agreement dated February 5, 2008, between Mallinckrodt Inc. and BioSynthema Inc., incorporated into License Agreement

Section 11.2

Permitted Disclosures. Each Party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation provided such Party has given the disclosing Party prompt written notice allowing it to limit such disclosure. In addition, either Party may disclose Confidential Information to its Affiliates and to its Sublicensees; provided, however, in connection with any such disclosure the disclosing Party shall secure the same obligations of confidential treatment of such Confidential Information, as required in this Article 11. BI may disclose all the terms of this Agreement and the License Agreement to a Third Party for the purpose of seeking financial assistance and investment, and shall obligate such Third Parties to treat such information as Confidential in accordance with this Article 11.

Section 13.2(d)

Termination Without Cause. Either Party may terminate this Agreement without cause upon twelve (12) months prior written notice to the other Party. BI may exercise such right only if BI (i) warrants to Mallinckrodt in writing that BI shall discontinue all manufacturing of the Compound, the Product Components, and the Product, whether for Mallinckrodt or otherwise, and (ii) agrees in writing to terminate all of the rights of BI under the License Agreement. MI may exercise such right only if Mallinckrodt warrants to BI that, it shall discontinue all marketing and sales of the Product.

Section 13.4(a)

Termination by Mallinckrodt. Upon early termination of this Agreement by Mallinckrodt pursuant to Section 13.2(d) (Termination Without Cause), the License Agreement shall nonetheless remain in full force and effect, BI shall automatically be granted the BI Early Termination License and all obligations of BI to pay Mallinckrodt Milestones and Royalties as set forth in Article 5 of the License Agreement shall be irrevocably waived. The royalty rate payable by BI for the BI Early Termination License under this paragraph (a) shall be as follows:

(A)     [*] percent ([*]%) of the annual Net Sales of the Product to be paid in accordance with the terms of Section 14.1 for the stated Term of this Agreement.

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Annex A.2

Section 14.1

Payments. All payments due to a Party hereunder shall be invoiced to the other Party within sixty (60) days following the Calendar Quarter that such payment is due and owing, and the invoiced Party shall pay all undisputed invoices within sixty (60) days of the date of invoice by wire transfer pursuant to the instructions on the invoicing Party’s invoice statement. All payments due by either Party under this Agreement, if not received as specified in this Agreement, shall accrue Interest until all such payments and Interest are paid.

All royalty payments owing for the sale of Products (as contemplated in Sections 4.8(b), 5.1(b), 5.4, 13.3 and 13.4), whether owing during the Term, or to be paid after termination of this Agreement, shall be paid (without invoice or notice) by wire transfer by the Party owing such royalty within sixty (60) days following the Calendar Quarter in which the sales generating such royalty payment occurred.

All payments, including any late payment as set forth in this Section 14.1, shall be made in U.S. Dollars. The U.S. Dollar equivalent of Net Sales invoiced in a currency other than U.S. Dollars shall be calculated in the same manner and using the same exchange rate as Mallinckrodt’s ultimate parent company (Covidien) uses to translate its consolidated income statements into U.S. Dollars. The methodology employed by Covidien to translate its consolidated income statements into U.S. Dollars shall be in accordance with Accounting Standards.

Section 14.14(a)

Sales and Use Tax. The payments hereunder exclude any sales and use or similar taxes imposed by any state or local government in the US which taxes, if any, Mallinckrodt will bear. BI agrees to collect and remit any such tax, if required to do so under the laws of any state or local jurisdictions. Each Party shall cooperate with the other Party and take any action reasonably requested (which does not cause such Party to incur any material cost or inconvenience) in order to minimize any taxes payable, including providing sales and use tax exemption certificates or other documentation necessary to support sales or use tax exemptions. Mallinckrodt and BI agree to provide each other information and data that they may from time to time reasonably request and otherwise fully cooperate with each other in connection with (i) the reporting of any sales or use taxes payable; (ii) any sales or use tax audit; and (iii) any assessment, refund claim or proceeding relating to taxes payable.

Section 14.18

If either Party disagrees with the other Party regarding the adequacy of performance of a Party’s obligations or any payments owing hereunder, then the Parties agree to meet and negotiate such matter(s) in good faith toward a mutually acceptable resolution.

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